                                                                       EXHIBIT 1


                           BID.COM International Inc.
                            Statement of Operations
     (expressed in thousands of Canadian dollars, except per share amounts)
--------------------------------------------------------------------------------
                          (Canadian GAAP, unaudited*)


-------------------------------------------------------------------------------------------------------------------------------
                                                   Three Months Ended                             Nine Months Ended
                                                      September 30                                  September 30
                                         1999             1999             1998          1999           1999            1998
                                    --------------  -----------------  -------------  ----------  -----------------  ----------
                                                    (translated into                              (translated into
                                                      US$ at $US =                                  US$ at $US =
                                                      Cdn$1.486 for                                 Cdn$1.492 for
                                                      convenience)                                  convenience)
Revenue                                  $  8,330           $  5,606       $  6,281   $  19,595           $ 13,133   $  13,676
                                    --------------  -----------------  -------------  ----------  -----------------  ----------

Direct expenses                             6,377              4,291          6,086      15,886             10,647      13,422
General and administrative                  3,205              2,157          1,420       8,481              5,684       3,635
Advertising and promotion                   3,408              2,293          3,334       6,681              4,478       8,902
Software development and expense              273                184            171         750                503         494
Depreciation and amortization                 245                165             69         425                285         136
                                    --------------  -----------------  -------------  ----------  -----------------  ----------
                                           13,508              9,090         11,080      32,223             21,597      26,589
                                    --------------  -----------------  -------------  ----------  -----------------  ----------

Interest income                               168                113              9         531                356          37

Net loss                                  ($5,010)           ($3,371)       ($4,790)   ($12,097)           ($8,108    ($12,876)
                                    ==============  =================  =============  ==========  =================  ==========

Loss per basic share                       ($0.10)            ($0.07)        ($0.23)     ($0.25)            ($0.17)     ($0.64)
                                    ==============  =================  =============  ==========  =================  ==========

Weighted average common shares
outstanding                                50,111             50,111         20,826      48,066             48,066      20,768
                                    ==============  =================  =============  ==========  =================  ==========


Balance Sheet Data:                 September 30,    September 30,     December 31,
                                        1999             1999             1998
                                     (unaudited)      (unaudited)       (audited)
                                                        (in US$)
                                    -------------    -------------     ------------
Cash and marketable securities           $ 29,861        $ 20,095          $ 16,598
Other current assets                        7,639           5,141             3,756
Other assets                                4,464           3,004               693
Total assets                             $ 41,964        $ 28,240          $ 21,047
                                         ========        ========          ========
Total current liabilities                   4,599           3,095             2,425
Total stockholders' equity                 37,365          25,145            18,622
Total liabilities and                    $ 41,964        $ 28,240          $ 21,047
 shareholders' equity                    ========        ========          ========

* Certain prior year amounts have been reclassified to conform to the current period basis of presentation.


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